                                                                     EXHIBIT 3.5

                            RENT-A-CENTER EAST, INC.

                        THIRD AMENDED AND RESTATED BYLAWS

                               DATED MARCH 3, 2003

                                   ARTICLE I
                            MEETINGS OF STOCKHOLDERS

         SECTION 1. Annual Meetings of Stockholders. The annual meeting of the stockholders of Rent-A-Center East, Inc. (the "CORPORATION") shall be held on such day as may be designated from time to time by the Board of Directors and stated in the notice of the meeting, and on any subsequent day or days to which such meeting may be adjourned, for the purposes of electing directors and of transacting such other business as may properly come before the meeting. The Board of Directors shall designate the place and time for the holding of such meeting, and not less than ten days nor more than sixty days notice shall be given to the stockholders of the time and place so fixed. If the day designated therein is a legal holiday, the annual meeting shall be held on the first succeeding day which is not a legal holiday. If for any reason the annual meeting shall not be held on the day designated therein, the Board of Directors shall cause the annual meeting to be held as soon thereafter as may be convenient.

         At the annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the annual meeting. To be properly brought before the annual meeting of stockholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this Section 1 of Article I, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 1 of Article I. For business to be properly brought before an annual meeting by a stockholder, the stockholder, in addition to any other applicable requirements, must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of voting stock of the Corporation that are beneficially owned by the stockholder; (iv) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting, and (v) a description of any material interest of the stockholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1 of Article I. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that the business was not properly brought before the meeting in accordance with the provisions of this Section 1 of

Article I, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

         Notwithstanding the foregoing provisions of this Section 1 of Article I, in the event the Corporation becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section 1 of Article I.

         SECTION 2. Special Meetings of Stockholders. Special meetings of the stockholders may be called at any time by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or the majority of an entire committee of such Board. Upon written request of the persons who have duly called a special meeting, it shall be the duty of the Secretary of the Corporation to fix the date of the meeting to be held not less than ten nor more than sixty days after the receipt of the request and to give due notice thereof. If the Secretary shall neglect or refuse to fix the date of the meeting and give notice thereof, the persons calling the meeting may do so.

         SECTION 3. Place of Meetings. Every annual or special meeting of the stockholders shall be held at such place within or without the State of Delaware as the Board of Directors may designate, or, in the absence of such designation, at the registered office of the Corporation in the State of Delaware.

         SECTION 4. Notice of Meetings. Written notice of every meeting of the stockholders shall be given by the Secretary of the Corporation to each stockholder of record entitled to vote at the meeting, by placing such notice in the mail not less than ten nor more than sixty days, prior to the day named for the meeting addressed to each stockholder at his or her address appearing on the books of the Corporation or supplied by him or her to the Corporation for the purpose of notice.

         SECTION 5. Record Date. The Board of Directors may fix a date, not less than ten nor more than sixty days preceding the date of any meeting of stockholders, as a record date for the determination of stockholders entitled to notice of, or to vote at, any such meeting. The Board of Directors shall not close the books of the Corporation against transfers of shares during the whole or any part of such period.

         SECTION 6. Proxies. The notice of every meeting of the stockholders may be accompanied by a form of proxy approved by the Board of Directors in favor of such person or persons as the Board of Directors may select.

         SECTION 7. Quorum and Voting. A majority of the outstanding shares of stock of the Corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of the stockholders, and the stockholders present at any duly convened meeting may continue to do business until adjournment notwithstanding any withdrawal from the meeting of holders of shares counted in determining the existence of a quorum. Directors shall be elected by a plurality of the votes cast in the election. For all matters as to which no other voting requirement is specified by the General Corporation Law of the State of Delaware, as amended (the "GENERAL CORPORATION LAW"), the Second Restated Certificate of Incorporation of the Corporation, as amended (the "CERTIFICATE OF INCORPORATION"), or these Bylaws, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting). In the case of a matter submitted for a vote of the stockholders as to which a stockholder approval requirement is applicable under the stockholder approval policy of the Nasdaq National Market or any other exchange or quotation system on which the capital stock of the Corporation is quoted or traded, the requirements of Rule 16b-3 under the Exchange Act or any provision of the Internal Revenue Code, in each case for which no higher voting requirement is specified by the General Corporation Law, the Certificate of Incorporation or these Bylaws, the vote required for approval shall be the requisite vote specified in such stockholder approval policy, Rule 16b-3 or Internal Revenue Code provision, as the case may be (or the highest such requirement if more than one is applicable). For the approval of the appointment of independent public accountants (if submitted for a vote of the stockholders), the vote required for approval shall be a majority of the votes cast on the matter.

         SECTION 8. Adjournment. Any meeting of the stockholders may be adjourned from time to time, without notice other than by announcement at the meeting at which such adjournment is taken, and at any such adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called; provided that if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

         SECTION 9. Nominations for Election as a Director. Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as, and to serve as, directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 9 of Article I, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 9 of Article I. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered or mailed and received at the principal executive offices of the Corporation (i) with respect to an election to be held at the annual meeting of the stockholders of the Corporation, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation, and
(ii) with respect to an election to be held at a special meeting of stockholders of the Corporation for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders of the Corporation as provided in
Section 4 of Article I or public disclosure of the date of the special meeting was made, whichever first occurs. Such stockholder's notice to the Secretary shall set forth (x) as to each person whom the stockholder proposes to nominate for election or re-election as a director, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named as a nominee and to serve as a director if elected), and (y) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder and (ii) the class and number of shares of voting stock of the Corporation which are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. Other than directors chosen pursuant to the provisions of Section 2 of Article II, no person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 9 of Article I. The presiding officer of the meeting of stockholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 9 of
Article I, in the event the Corporation becomes subject to the reporting requirements of the Exchange Act, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9 of Article I.

                                   ARTICLE II
                               BOARD OF DIRECTORS

         SECTION 1. Number of Directors. The business, affairs and property of the Corporation shall be managed by a Board of Directors divided into three classes as provided in the Certificate of Incorporation of the Corporation. The Board of Directors shall consist of no less than one (1) nor more than three (3) members. Each director shall hold office for the full term to which he or she shall have been elected and until his or her successor is duly elected and shall qualify, or until his or her earlier death, resignation or removal. A director need not be a resident of the State of Delaware or a stockholder of the Corporation.

         SECTION 2. Vacancies. Except as provided in the Certificate of Incorporation of the Corporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         SECTION 3. Removal by Stockholders. No director of the Corporation shall be removed from his or her office as a director by vote or other action of stockholders or otherwise except for cause.

         SECTION 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places within or without the State of Delaware, at such hour and on such day as may be fixed by resolution of the Board of Directors, without further notice of such meetings. The time or place of holding regular meetings of the Board of Directors may be changed by the Chairman of the Board, if so designated, or the President by giving written notice thereof as provided in Section 6 of this Article II.

         SECTION 5. Special Meeting. Special meetings of the Board of Directors shall be held, whenever called by the Chairman of the Board, if so designated, the President, by a majority of the directors or by resolution adopted by the Board of Directors, at such place or places within or without the State of Delaware as may be stated in the notice of the meeting.

         SECTION 6. Notice. Written notice of the time and place of, and general nature of the business to be transacted at, all special meetings of the Board of Directors, and written notice of any change in the time or place of holding the regular meetings of the Board of Directors, shall be given to each director personally or by mail or by telegraph, telecopier or similar communication at least one day before the day of the meeting; provided, however, that notice of any meeting need not be given to any director if waived by him or her in writing, or if he or she shall be present at such meeting.

         SECTION 7. Quorum. A majority of the directors in office shall constitute a quorum of the Board of Directors for the transaction of business; but a lesser number may adjourn from day to day until a quorum is present.

         SECTION 7A. Voting. Except as otherwise provided herein or in the Certificate of Incorporation of the Corporation, all decisions of the Corporation's Board of Directors shall require the affirmative vote of a majority of the directors of the Corporation then in office.

         SECTION 8. Action by Written Consent. Any action which may be taken at a meeting of the directors or of any committee thereof may be taken without a meeting if consent in writing setting forth the action so taken shall be signed by all of the directors or members of such committee as the case may be and shall be filed with the Secretary of the Corporation.

         SECTION 9. Chairman. The Board of Directors may designate one or more of its number to be Chairman of the Board and chairman of any committees of the Board and to hold such other positions on the Board as the Board of Directors may designate.

                                   ARTICLE III
                                   COMMITTEES

         SECTION 1. The Board of Directors may, by resolution adopted by a majority of the full Board of Directors of the Corporation, designate from among its members one or more committees, each of which shall be comprised of one or more of its members, and may designate one or more of its members as alternate members of any committee, who may, subject to any limitations by the Board of Directors of the Corporation, replace absent or disqualified members at any meeting of the committee. Any such committee, to the extent provided in such resolution or in the Certificate of Incorporation or these Bylaws, shall have and may exercise all of the authority of the Board of Directors of the Corporation to the extent permitted by the General Corporation Law.

         SECTION 2. The Board of Directors of the Corporation shall have the power at any time to change the membership of any such committee and to fill vacancies in it. A majority of the number of members of any such committee shall constitute a quorum for the transaction of business unless a greater number of members is required by a resolution adopted by the Board of Directors of the Corporation. The act of the majority of the members of a committee present at any meeting at which a quorum is present shall be the act of the Committee, unless the act of a greater number is required by a resolution adopted by the Board of Directors of the Corporation. Each such committee may elect a chairman and appoint such subcommittees and assistants as it may deem necessary. Except as otherwise provided by the Board of Directors of the Corporation, meetings of any committee shall be conducted in accordance with these Bylaws. Any member of any such committee elected or appointed by the Board of Directors of the

Corporation may be removed by the Board of Directors of the Corporation whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of a member of a committee shall not itself create contract rights.

         SECTION 3. Any action taken by any committee of the Board of Directors shall be promptly recorded in the minutes and filed with the Secretary of the Corporation.

                                   ARTICLE IV
                                    OFFICERS

         SECTION 1. Designation and Removal. The officers of the Corporation shall consist of a President, Vice President, Secretary, Treasurer, and such other officers as may be named by the Board of Directors. The Board of Directors may also elect one or more Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. All officers shall hold office until their successors are elected or appointed, except that the Board of Directors may remove any officer at any time at its discretion.

         SECTION 2. Powers and Duties. The officers of the Corporation shall have such powers and duties as generally pertain to their offices, except as modified herein or by the Board of Directors, as well as such powers and duties as from time to time may be conferred by the Board of Directors. The President shall preside at all meetings of the stockholders and the Board of Directors unless the Board of Directors shall designate a Chairman of the Board, in which event, the President shall preside at meetings of the Board of Directors in the absence of the Chairman of the Board. In addition to the other powers and duties conferred upon the President by the Board of Directors, the President of the Corporation shall have the duty and responsibility for the general supervision over the business, affairs, and property of the Corporation.

                                    ARTICLE V
                                      SEAL

         The seal of the Corporation shall be in such form as the Board of Directors shall prescribe.

                                   ARTICLE VI
                              CERTIFICATES OF STOCK

         The shares of stock of the Corporation shall be represented by certificates of stock, signed by the President or such Vice President or other officer designated by the Board of Directors, countersigned by the Treasurer or the Secretary or an Assistant Treasurer or an Assistant Secretary; and such signature of the President, Vice President, or other officer, such countersignature of the Treasurer or Secretary or Assistant Treasurer or Assistant Secretary, and such seal, or any of them, may be executed in facsimile, engraved or printed. In case any officer who has signed or whose facsimile signature has been placed upon any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue. Said certificates of stock shall be in such form as the Board of Directors may from time to time prescribe.

                                   ARTICLE VII
                                 INDEMNIFICATION

         SECTION 1. General. The Corporation shall indemnify, and advance Expenses (as this and any other capitalized words not otherwise defined herein are defined in Section 14 of this Article) to, Indemnitee to the fullest extent permitted by applicable law in effect on the date of effectiveness of these Bylaws, and to such greater extent as applicable law may thereafter permit. The rights of Indemnitee provided under the preceding sentence shall include, but not be limited to, the right to be indemnified to the fullest extent permitted by Section 145(b) of the General Corporation Law in Proceedings by or in the right of the Corporation and to the fullest extent permitted by Section 145(a) of the General Corporation Law in all other Proceedings.

         SECTION 2. Expenses Related to Proceedings. If Indemnitee is, by reason of his or her Corporate Status, a witness in or a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf relating to each Matter. The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter.

         SECTION 3. Advancement of Expenses. Indemnitee shall be advanced Expenses within ten days after requesting them to the fullest extent permitted by Section 145(e) of the General Corporation Law.

         SECTION 4. Request for Indemnification. To obtain indemnification Indemnitee shall submit to the Corporation a written request with such information as is reasonably available to Indemnitee. The Secretary of the Corporation shall promptly advise the Board of Directors of such request.

         SECTION 5. Determination of Entitlement; No Change of Control. If there has been no Change of Control at the time the request for indemnification is sent, Indemnitee's entitlement to indemnification shall be determined in accordance with Section 145(d) of the General Corporation Law. If entitlement to indemnification is to be determined by Independent Counsel, the Corporation shall furnish notice to Indemnitee within ten days after receipt of the request for indemnification, specifying the identity and address of Independent Counsel. The Indemnitee may, within fourteen days after receipt of such written notice of selection, deliver to the Corporation a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and the objection shall set forth with particularity the factual basis of such assertion. If there is an objection to the selection of Independent Counsel, either the Corporation or Indemnitee may petition the Court of Chancery of the State of Delaware or any other court of competent jurisdiction for a determination that the objection is without a reasonable basis and/or for the appointment of Independent Counsel selected by the Court.

         SECTION 6. Determination of Entitlement; Change of Control. If there has been a Change of Control at the time the request for indemnification is sent, Indemnitee's entitlement to indemnification shall be determined in a written opinion by Independent Counsel selected by

Indemnitee. Indemnitee shall give the Corporation written notice advising of the identity and address of the Independent Counsel so selected. The Corporation may, within seven days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. Indemnitee may, within five days after the receipt of such objection from the Corporation, submit the name of another Independent Counsel and the Corporation may, within seven days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection.

         Any objection is subject to the limitations in Section 5 of this Article. Indemnitee may petition the Court of Chancery of the State of Delaware or any other Court of competent jurisdiction for a determination that the Corporation's objection to the first and/or second selection of Independent Counsel is without a reasonable basis and/or for the appointment as Independent Counsel of a person selected by the Court.

         SECTION 7. Procedures of Independent Counsel. If a Change of Control shall have occurred before the request for indemnification is sent by Indemnitee, Indemnitee shall be presumed (except as otherwise expressly provided in this Article) to be entitled to indemnification upon submission of a request for indemnification in accordance with Section 4 of this Article, and thereafter the Corporation shall have the burden of proof to overcome the presumption in reaching a determination contrary to the presumption. The presumption shall be used by Independent Counsel as a basis for a determination of entitlement to indemnification unless the Corporation provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel convinces him or her by clear and convincing evidence that the presumption should not apply.

         Except in the event that the determination of entitlement to indemnification is to be made by Independent Counsel, if the person or persons empowered under Section 5 or 6 of this Article to determine entitlement to indemnification shall not have made and furnished to Indemnitee in writing a determination within sixty days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by law. The termination of any proceeding or of any matter therein by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

         SECTION 8. Independent Counsel Expenses. The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred acting pursuant to this Article and in any proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such Independent Counsel was selected or appointed. No Independent Counsel may serve if a timely objection has been made to his or her selection until a Court has determined that such objection is without a reasonable basis.

         SECTION 9. Adjudication. In the event that (i) a determination is made pursuant to Section 5 or 6 that Indemnitee is not entitled to indemnification under this Article, (ii) advancement of Expenses is not timely made pursuant to
Section 3 of this Article, (iii) Independent Counsel has not made and delivered a written opinion determining the request for indemnification (a) within 90 days after being appointed by the Court, or (b) within 90 days after objections to his or her selection have been overruled by the Court, or (c) within 90 days after the time for the Corporation or Indemnitee to object to his or her selection, or (iv) payment of indemnification is not made within 5 days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 5, 6 or 7 of this Article, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his or her entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section, the Corporation shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If a determination shall have been made or deemed to have been made that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 9, or otherwise, unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

         The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 9 that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court that the Corporation is bound by all provisions of this Article. In the event that Indemnitee, pursuant to this Section 9, seeks a judicial adjudication to enforce his or her rights under, or to recover damages for breach of, this Article, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses actually and reasonably incurred by him or her in such judicial adjudication, but only if he or she prevails therein. If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

         SECTION 10. Nonexclusivity of Rights. The rights of indemnification and advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Article or any provision thereof shall be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Article shall continue as to an Indemnitee whose Corporate Status has ceased and shall inure to the benefit of his or her heirs, executors and administrators.

         SECTION 11. Insurance and Subrogation. To the extent the Corporation maintains an insurance policy or policies providing liability insurance for directors or officers of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of coverage available for any such director or officer under such policy or policies.

         In the event of any payment hereunder, the Corporation shall be subrogated to the extent of such payment to all the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

         The Corporation shall not be liable under this Article to make any payment of amounts otherwise indemnifiable hereunder if, and to the extent that, Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

         SECTION 12. Severability. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

         SECTION 13. Certain Persons Not Entitled to Indemnification. Notwithstanding any other provision of this Article, no person shall be entitled to indemnification or advancement of Expenses under this Article with respect to any Proceeding, or any Matter therein, brought or made by such person against the Corporation.

         SECTION 14. Definitions. For purposes of this Article:

         "Change of Control" means a change in control of the Corporation after the date of adoption of these Bylaws in any one of the following circumstances:
(i) there shall have occurred an event required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; (ii) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) shall have become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 40% or more of the combined voting power of the Corporation's then outstanding voting securities without prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (iii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

         "Corporate Status" describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation.

         "Disinterested Director" means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

         "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

         "Indemnitee" includes any person who is, or is threatened to be made, a witness in or a party to any Proceeding as described in Section 1 or 2 of this Article by reason of his or her Corporate Status.

         "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the five years previous to his or her selection or appointment has been, retained to represent: (i) the Corporation or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

         "Matter" is a claim, a material issue, or a substantial request for relief.

         "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 9 of this Article to enforce his or her rights under this Article.

         SECTION 15. Notices. Any communication required or permitted to the Corporation shall be addressed to the Secretary of the Corporation and any such communication to Indemnitee shall be addressed to his or her home address unless he or she specifies otherwise and shall be personally delivered or delivered by overnight mail delivery.

         SECTION 16. Contractual Rights. The right to be indemnified or to the advancement or reimbursement of Expenses (i) is a contract right based upon good and valuable consideration, pursuant to which Indemnitee may sue as if these provisions were set forth in a separate written contract between him or her and the Corporation, (ii) is and is intended to be retroactive and shall be available as to events occurring prior to the adoption of these provisions, and
(iii) shall continue after any rescission or restrictive modification of such provisions as to events occurring prior thereto.